Filed Pursuant to Rule 424(b)(5)
Reg. No. 333-55873

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 17, 1998)

                             TAMPA ELECTRIC COMPANY
                                  $50,000,000
                           REMARKETED NOTES DUE 2038

                                                               ISSUE PRICE: 100%

    The Remarketed Notes (the "Notes") due July 15, 2038 (the "Stated Maturity") are being issued by Tampa Electric Company (the "Company"). The Notes will bear interest, during interest rate periods (each an "Interest Rate Period"), at rates established periodically as described herein, in a SPURS Mode, a Long Term Rate Mode or a Commercial Paper Term Mode (each as defined below).

    THE NOTES INITIALLY WILL BE IN A SPURS MODE. FOR THE PERIOD FROM THE DATE OF INITIAL ISSUANCE TO, BUT EXCLUDING, JULY 15, 2001 (THE "INITIAL SPURS REMARKETING DATE"), THE NOTES WILL BEAR INTEREST AT AN ANNUAL RATE OF 5.94% (THE "INITIAL INTEREST RATE"). DURING THIS PERIOD, INTEREST WILL BE PAYABLE ON EACH JANUARY 15 AND JULY 15, COMMENCING ON JANUARY 15, 1999. THE NOTES WILL BE MANDATORILY TENDERED FOR REMARKETING OR REPURCHASE ON JULY 15, 2001. If Citibank, N.A., as the initial SPURS Agent (the "Initial SPURS Agent"), elects to purchase the Notes as described herein, the Notes will be subject to mandatory tender to the Initial SPURS Agent on the Initial SPURS Remarketing Date, except in the limited circumstances described herein, and will, for the period (the "SPURS Period") from the Initial SPURS Remarketing Date to, but excluding, July 15, 2011, bear interest at the SPURS Interest Rate (as defined below). If the Initial SPURS Agent does not purchase the Notes on the Initial SPURS Remarketing Date, the Notes will cease to be in the initial SPURS Mode, the Initial SPURS Remarketing Date will constitute an interest rate adjustment date (an "Interest Rate Adjustment Date") and, following remarketing, each Note will bear interest at a rate or rates in a new SPURS Mode, a Long Term Rate Mode or a Commercial Paper Term Mode. The Company will be obligated to repurchase any Notes which are not remarketed in a new interest rate mode.

    The Notes are not subject to redemption by the Company prior to July 15, 2001. The Notes are subject to redemption by the Company on the Initial SPURS Remarketing Date and on each Interest Rate Adjustment Date.

    The Notes will be issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof. Each Note will be issued in fully registered book-entry form (a "Book-Entry Note") and will be represented by one or more fully registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company (the "Depositary") and registered in the name of the Depositary or the Depositary's nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants' interest) and the Depositary's participants (with respect to owners of beneficial interests in the Notes ("Beneficial Owners")). Except as described in the Prospectus under "DESCRIPTION OF THE DEBT SECURITIES--Global Securities" and "--Book-Entry Issuance," Beneficial Owners will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
      THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                                                                             PRICE TO      UNDERWRITING    PROCEEDS TO
                                                                            PUBLIC(1)       DISCOUNT(2)   COMPANY(3)(4)
Per Note...............................................................             100%          0.35%          102.13%
Total..................................................................    $ 50,000,000      $ 175,000     $ 51,065,000

(1) Plus accrued interest, if any, from July 31, 1998.

(2) The Company has agreed to indemnify the several Underwriters against liabilities under the Securities Act of 1933, as amended. See
    "UNDERWRITING."

(3) Before deducting expenses estimated to be $215,000.

(4) The proceeds to the Company include a premium paid by the Initial SPURS Agent for the right to require the mandatory tender of all outstanding Notes. See "DESCRIPTION OF THE NOTES--Mandatory Tender to the Initial Spurs Agent--Initial SPURS Agent."

    The Notes are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters and subject to certain other conditions. The Underwriters propose to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices relating to prevailing market prices determined by the Underwriters at the time of each sale. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is anticipated that delivery of the Notes will be made through the book-entry facilities of the Depositary on or about July 31, 1998, against payment therefor in immediately available funds.

CITICORP SECURITIES, INC.                             MORGAN STANLEY DEAN WITTER

                                 July 28, 1998

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT COVERING TRANSACTIONS IN SUCH NOTES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION.

                                OFFERING SUMMARY

Notes Offered.......................  $50 million principal amount of Remarketed Notes due
                                      2038.

Stated Maturity.....................  July 15, 2038, subject to mandatory tender on July
                                      15, 2001.

Available Modes.....................  The Notes will bear interest at rates determined periodically as described herein, in a SPURS Mode, a
                                      Long Term Rate Mode or a Commercial Paper Term Mode
                                      (each an "Interest Rate Mode").

  SPURS Mode........................  The SPURS Mode is the Interest Rate Mode in which
                                      Notes bear interest and are subject to remarketing as
                                      Structured PUtable Remarketable Securities ("SPURS").

  Long Term Rate Mode...............  The Long Term Rate Mode is the Interest Rate Mode in
                                      which Notes bear interest during a period of more
                                      than 364 days.

  Commercial Paper Term
    Rate Mode.......................  The Commercial Paper Term Rate Mode is the Interest
                                      Rate Mode in which the interest rate on the
                                      applicable Notes is reset on a periodic basis not
                                      less than each calendar day nor more than 364
                                      consecutive calendar days.

Initial Mode........................  The Notes initially will be in a SPURS Mode. In this initial SPURS Mode, Notes will bear interest from the
                                      date of initial issuance to, but excluding, July 15,
                                      2001, at the Initial Interest Rate. If the Initial
                                      SPURS Agent exercises its right to purchase the Notes
                                      on July 15, 2001, the Notes will bear interest at the
                                      SPURS Interest Rate from July 15, 2001 to, but
                                      excluding, July 15, 2011.

Initial Interest Rate...............  The Notes will bear interest at the rate of 5.94% per annum from July 31, 1998 to, but excluding, July 15,
                                      2001.

Interest Payment Dates..............  January 15 and July 15, during the initial SPURS
                                      Mode, commencing on January 15, 1999, to the persons
                                      in whose name the Notes are registered on the 15th
                                      calendar day immediately preceding the applicable
                                      interest payment date.

Mandatory Tender to the Initial
  SPURS Agent.......................  The Initial SPURS Agent has the right to purchase all of the Notes, on July 15, 2001, at a price equal to
                                      100% of the principal amount thereof.

Mandatory Tender....................  If the Initial SPURS Agent does not purchase the
                                      Notes on July 15, 2001, the Notes will be subject to
                                      mandatory tender for redemption or for remarketing in
                                      a new Interest Rate mode at a price equal to 100% of
                                      the principal amount thereof.

Redemption or Conversion............  If the Initial SPURS Agent elects to purchase the
                                      Notes on July 15, 2001, the Company will have the
                                      right either (i) to redeem the Notes from the Initial
                                      SPURS Agent at a

                                      premium to par or (ii) to convert the Notes to a new
                                      Interest Rate Mode and pay the Initial SPURS Agent a
                                      fee.

Special Mandatory Purchase..........  The Company will be obligated to purchase, on each
                                      Interest Rate Adjustment Date, any Notes which have
                                      not been successfully remarketed by a Remarketing
                                      Agent appointed by the Company (a "Remarketing
                                      Agent") at an aggregate purchase price equal to 100%
                                      of the principal amount thereof.

Ranking.............................  The Notes will be unsecured debt of the Company and rank on a parity with other unsecured and
                                      unsubordinated indebtedness of the Company.

Application of Proceeds.............  The net proceeds from the sale of the Notes will be used to repay short-term indebtedness and for general
                                      corporate purposes.

Form and Denomination...............  The Notes will be issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof.
                                      The Notes will be represented by registered Global
                                      Securities registered in the name of Cede & Co., the
                                      partnership nominee of the Depositary, The Depository
                                      Trust Company. Beneficial interests in the Notes will
                                      be shown on, and transfers will be effected through,
                                      records maintained by the Depositary and its
                                      Participants (as defined in the accompanying
                                      Prospectus).

                              RECENT DEVELOPMENTS

    The Company reported second quarter revenues of $379 million, including recognition of $11.1 million of previously deferred revenues, which represented an increase of 6.2% over revenues of $357 million during the second quarter of 1997, when $9.8 million of deferred revenues were recognized. Operating income before income taxes for the second quarter was $84.9 million, representing an increase of 7.6% over operating income before income taxes of $78.9 million during the second quarter of 1997. The Company's business is divided into two divisions: electric energy operations and natural gas operations.

    During the second quarter of 1998, the Company's electric energy division generated revenues of $321 million, including recognition of $11.1 million of previously deferred revenues, compared to $300 million during the second quarter of 1997, when $9.8 million of deferred revenues were recognized. Operating income before income taxes attributable to the Company's electric energy division for the second quarter of 1998 was $80.2 million, compared to $72.5 million during the second quarter of 1997. Earnings from this division during the second quarter of 1998 were favorably impacted by the recent warm weather, with retail energy sales up over 5%, and by retail customer growth of approximately 2.2%. The electric energy division's operations and maintenance expenses were approximately the same in the second quarter of 1998 as the second quarter of 1997.

    The Company's natural gas division, Peoples Gas System, reported quarterly operating income before income taxes of $4.7 million on revenues of $58 million, compared to 1997 second quarter operating income before income taxes of $6.4 million on revenues of $57 million. The natural gas division's second quarter 1998 operating income was negatively impacted by $1.6 million of costs associated with the Company's previously announced decision to discontinue that division's appliance sales and service business.

                            APPLICATION OF PROCEEDS

    The net proceeds from the offering of the Notes are estimated to be approximately $50,850,000. The Company expects to use the net proceeds from the offering of the Notes to repay short-term indebtedness and for general corporate purposes. Pending such uses, the net proceeds will be invested by the Company in short-term money market instruments. At July 28, 1998, the company had $84.2 million of short-term debt outstanding at a weighted-average interest rate of approximately 5.55%.

                            DESCRIPTION OF THE NOTES

    The following description of the particular terms of the Notes offered hereby supplements the description of the general terms of the Debt Securities (as defined in the accompanying Prospectus) set forth under the caption "DESCRIPTION OF THE DEBT SECURITIES" in the accompanying Prospectus, to which description reference is hereby made. Capitalized terms not defined herein have the meanings set forth in the Indenture, dated as of July 1, 1998 (as amended and supplemented by the First Supplemental Indenture thereto, the "Indenture"), between the Company and The Bank of New York as trustee (the "Trustee").

    The following summaries of certain provisions of the Indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture, the form of which has been filed with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement of which the Prospectus forms a part. The Indenture provides for the issuance from time to time of various series of Debt Securities, including the Notes offered hereby. Each series may differ as to terms, including maturity, interest rate, redemption and sinking fund provisions, covenants, and events of default. As of July 28, 1998, the Company had no Debt Securities outstanding under the Indenture. For purposes of the following description, unless otherwise indicated, a Business Day shall be any day that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

GENERAL

    The Notes offered hereby will be unsubordinated and unsecured obligations of the Company and will rank PARI PASSU in right of payment with all other unsubordinated and unsecured indebtedness of the Company. The Notes will not limit other indebtedness or securities that may be incurred or issued by the Company or any of its subsidiaries or contain financial or similar restrictions of the Company or any of its subsidiaries. The Notes do not have a sinking fund.

    The Notes will be issued in fully registered form, without coupons, in minimum denominations of $100,000 or integral multiples of $1,000 in excess thereof. The Notes initially will be issued as Global Securities. See "DESCRIPTION OF THE DEBT SECURITIES--Global Securities" and "--Book-Entry System" in the accompanying Prospectus for additional information concerning the Notes, the Indenture and the book-entry system. The Depository Trust Company will be the depositary with respect to the Notes. Settlement of the sale of the Notes to the Underwriters will be in immediately available funds. The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity or earlier redemption, as the case may be, and secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds to the Depositary in the City of New York.

PRINCIPAL AND MATURITY

    The Notes will be limited to $50,000,000 in aggregate principal amount and will mature on July 15, 2038.

INTEREST

    The Notes will bear interest at 5.94% per annum (assuming a 360-day year consisting of twelve 30-day months) for the period from July 31, 1998 to, but excluding, July 15, 2001 (the "Initial SPURS Remarketing Date"). If Citibank, N.A., as the Initial SPURS Agent, elects to remarket the Notes (except in the limited circumstances described herein): (a) the Notes will be subject to mandatory tender to the Initial SPURS Agent at 100% of the aggregate principal amount thereof for remarketing on the Initial SPURS Remarketing Date, on the terms and subject to the conditions described herein, and (b) during the period (the "SPURS Period") from the Initial SPURS Remarketing Date to, but excluding, July 15, 2011, the Notes will bear interest at the rate determined by the Initial SPURS Agent in accordance with the procedures set forth below (the "SPURS Interest Rate"). If the Initial SPURS Agent does not purchase the Notes on the Initial SPURS Remarketing Date, the Notes will cease to be in the initial SPURS Mode, the Initial SPURS Remarketing Date will constitute an Interest Rate Adjustment Date and the Notes automatically will be subject to mandatory tender at 100% of the principal amount thereof for redemption on such date by the Company or for remarketing on such date by a Remarketing Agent in a new SPURS Mode, a Long Term Rate Mode or a Commercial Paper Term Mode.

    During the initial SPURS Mode, interest on the Notes will be payable semi-annually on January 15 and July 15 of each year (each, an "Interest Payment Date"), commencing January 15, 1999, to the persons in whose name the Notes are registered on the 15th calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each a "Regular Record Date").

MANDATORY TENDER TO THE INITIAL SPURS AGENT

    ELECTION TO REMARKET. Provided that the Initial SPURS Agent gives notice to the Company and the Trustee on a Business Day not later than five Business Days prior to the Initial SPURS Remarketing Date of its intention to purchase the Notes for remarketing (the "Initial Notification Date"), each of the Notes will be automatically tendered to the Initial SPURS Agent for purchase on the Initial SPURS Remarketing Date, except in the circumstances described under "--Conversion or Redemption Following Election by Initial SPURS Agent to Remarket." and "--Failure of Initial SPURS Agent to Remarket." The purchase price for the tendered Notes to be paid by the Initial SPURS Agent will be equal to 100% of the aggregate principal amount thereof. See "--Notification of Results; Settlement." When the Notes are tendered to the Initial SPURS Agent for remarketing, the Initial SPURS Agent may remarket the Notes for its own account at varying prices to be determined by the Initial SPURS Agent at the time of each sale. If the Initial SPURS Agent elects to remarket the Notes, the obligation of the Initial SPURS Agent to purchase the Notes on the Initial SPURS Remarketing Date is subject to certain conditions. See "--Initial SPURS Agent." If the Initial SPURS Agent purchases the Notes, during the SPURS Period, the Notes will bear interest at the SPURS Interest Rate.

    SPURS INTEREST RATE. The SPURS Interest Rate will be determined by the Initial SPURS Agent by 3:30 p.m., New York City time, on the third Business Day immediately preceding the Initial SPURS Remarketing Date (the "Initial Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum, and will be equal to the sum of 5.41% (the "Base Rate") and the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the Notes.

    For the purpose of determining the SPURS Interest Rate, the following terms have the following meanings:

    "Applicable Spread." The lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Initial SPURS Agent on the Initial Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate outstanding principal amount of the Notes at the Dollar Price, but assuming (a) an issue date that is the Initial SPURS Remarketing Date, with settlement on such date without accrued interest, (b) a maturity date of July 15, 2011 and (c) a stated annual interest rate equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above. The SPURS Interest Rate announced by the Initial SPURS Agent, absent manifest error, shall be binding and conclusive upon the Beneficial Owners, the Holders (as defined in the Indenture) of the Notes, the Company and the Trustee.

    "Comparable Treasury Issues." The United States Treasury security or securities selected by the SPURS Agent as having an actual or interpolated maturity of July 15, 2011.

    "Comparable Treasury Price." With respect to the Initial SPURS Remarketing Date, (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) at 11:00 a.m. on the Initial Determination Date, as set forth on Telerate Page 500 (or such other page as may replace Telerate Page 500) or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such date, (i) the average of the Reference Treasury Dealer Quotations (as defined below) on the Initial Determination Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii), if the SPURS Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets.

    "Dollar Price." With respect to the Notes, the present value, as of the Initial SPURS Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Initial SPURS Remarketing Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below).

    "Reference Corporate Dealers." Each of Citicorp Securities, Inc., Morgan Stanley & Co. Incorporated, Bear Stearns & Co. Inc., Chase Securities Inc. and Goldman, Sachs & Co. and their respective successors; provided, that, if any of the foregoing or their affiliates shall cease to be a leading dealer of publicly traded debt securities of the Company (a "Primary Corporate Dealer"), the Initial SPURS Agent shall substitute therefor another Primary Corporate Dealer.

    "Reference Treasury Dealer." Each of Citicorp Securities, Inc., Morgan Stanley & Co. Incorporated, Bear Stearns & Co. Inc., Chase Securities Inc. and Goldman, Sachs & Co. and their respective successors; provided, that, if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), the Initial SPURS Agent shall substitute therefor another Primary Treasury Dealer.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Initial SPURS Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Initial SPURS Agent by such Reference Treasury Dealer by 3:30 p.m., New York City time on the Initial Determination Date.

    "Remaining Scheduled Payments." With respect to the Notes, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Initial SPURS Remarketing Date to and including July 15, 2011.

    "Treasury Rate." With respect to the Initial SPURS Remarketing Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues (as defined above), assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined above) for such Initial SPURS Remarketing Date.

    NOTIFICATION OF RESULTS; SETTLEMENT. Provided the Initial SPURS Agent has previously notified the Company and the Trustee on the Initial Notification Date of its intention to purchase all tendered Notes on the Initial SPURS Remarketing Date, the Initial SPURS Agent will notify the Company, the Trustee and the Depositary by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Initial Determination Date, of the SPURS Interest Rate.

    All the tendered Notes will be automatically delivered to the account of the Trustee, by book-entry through the Depositary pending payment of the purchase price therefor, on the Initial SPURS Remarketing Date.

    The Initial SPURS Agent will make or cause the Trustee to make payment to the Participant of each tendering Beneficial Owner of Notes, by book-entry through the Depositary by the close of business on the Initial SPURS Remarketing Date against delivery through the Depositary by the close of business on the Initial SPURS Remarketing Date of such Beneficial Owner's tendered Notes.

    The transactions described above will be executed on the Initial SPURS Remarketing Date through the Depositary in accordance with the procedures of the Depositary, and the accounts of the respective Participants will be debited and credited and the Notes delivered by book-entry as necessary to effect the purchases and sales thereof.

    Transactions involving the sale and purchase of Notes remarketed by the Initial SPURS Agent during the SPURS Period will settle in immediately available funds through the Depositary's Same-Day Funds Settlement System.

    The tender and settlement procedures described above, including provisions for payment by purchasers of Notes in the remarketing or for payment to selling Beneficial Owners of tendered Notes, may be modified, notwithstanding any contrary terms of the Indenture, to the extent required by the Depositary or, if the book-entry system is no longer available for the Notes at the time of the remarketing, to the extent required to facilitate the tendering and remarketing of Notes in certificated form. In addition, the Initial SPURS Agent may, notwithstanding any contrary terms of the Indenture, modify the settlement procedures set forth above in order to facilitate the settlement process.

    As long as the Depositary's nominee holds the certificates representing any Notes in the book-entry system of the Depositary, no certificates for such Notes will be delivered by any selling Beneficial Owner to reflect any transfer of such Notes effected in the remarketing. In addition, under the terms of the Notes and the Initial SPURS Remarketing Agreement (as defined below), the Company has agreed that, notwithstanding any provision to the contrary set forth in the Indenture, (a) it will use reasonable commercial efforts to maintain the Notes in book-entry form with the Depositary or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the Notes in book-entry form and (b) it will waive any discretionary right it otherwise has under the Indenture to cause the Notes to be issued in certificated form.

    For further information with respect to transfers and settlement through the Depositary, see "DESCRIPTION OF THE DEBT SECURITIES--Book-Entry Issuance" in the accompanying Prospectus.

    INITIAL SPURS AGENT. On or prior to the date of original issuance of the Notes, the Company and the Initial SPURS Agent will enter into a SPURS Remarketing Agreement (the "Initial SPURS Remarketing Agreement").

    The Initial SPURS Agent will not receive any fees or reimbursement of expenses from the Company in connection with the remarketing. If the Initial SPURS Remarketing Agreement is terminated at the option of the Initial SPURS Agent based upon the occurrence of any of certain specified termination events, the Company may be obligated thereunder to reimburse the Initial SPURS Agent for all of its reasonable out-of-pocket expenses. In addition, in the event of certain specified termination events, the Company will be obligated to pay to the Initial SPURS Agent the fair market value, calculated as set forth in the Initial SPURS Remarketing Agreement, of the Initial SPURS Agent's right to purchase and remarket the Notes pursuant to the Initial SPURS Remarketing Agreement.

    The Company will agree to indemnify the Initial SPURS Agent against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with its duties under the Initial SPURS Remarketing Agreement.

    In the event that the Initial SPURS Agent elects to remarket the Notes as described herein, the obligation of the Initial SPURS Agent to purchase Notes from tendering Beneficial Owners of Notes will be subject to several conditions precedent set forth in the Initial SPURS Remarketing Agreement, including the conditions that, since the Initial Notification Date, no material adverse change in the consolidated financial condition, stockholders' equity, results of operations, business or prospects of the company and its subsidiaries considered as one enterprise has occurred, and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, has occurred and is continuing with respect to the Notes. In addition, the Initial SPURS Remarketing Agreement will provide for the termination thereof, or redetermination of the

SPURS Interest Rate, by the Initial SPURS Agent on or before the Initial SPURS Remarketing Date, upon the occurrence of certain events.

    No Beneficial Owner of any Notes shall have any rights or claims under the Initial SPURS Remarketing Agreement or against the Company or the Initial SPURS Agent as a result of the Initial SPURS Agent not purchasing the Notes.

    The Initial SPURS Remarketing Agreement will also provide that the Initial SPURS Agent may submit its resignation at any time as the Initial SPURS Agent, such resignation to be effective 10 business days after the delivery to the Company and the Trustee of notice of such resignation. In such case, it shall be the sole obligation of the Company to appoint a successor SPURS Agent.

    The Initial SPURS Agent, in its individual or any other capacity, may buy, sell, hold and deal in any of the Notes. The Initial SPURS Agent may exercise any vote to join in any action that any Beneficial Owner of Notes may be entitled to exercise or take with like effect as if it did not act in any capacity under the Initial SPURS Remarketing Agreement. The Initial SPURS Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the Initial SPURS Remarketing Agreement.

    The summaries herein of certain provisions of the Initial SPURS Remarketing Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Initial SPURS Remarketing Agreement.

    CONVERSION OR REDEMPTION FOLLOWING ELECTION BY THE INITIAL SPURS AGENT TO REMARKET. If the Initial SPURS Agent elects to remarket the Notes on the Initial SPURS Remarketing Date, the Notes will be subject to mandatory tender to the Initial SPURS Agent for remarketing on such date, subject to the Company's right to convert the Notes to a new Interest Rate Mode or to redeem the Notes from the Initial SPURS Agent, in each case as described in the next sentence. The Company will notify the Initial SPURS Agent and the Trustee not later than the Business Day immediately preceding the Initial Determination Date if the Company irrevocably elects to exercise its right to either convert the Notes to a new Interest Rate Mode or to redeem the Notes from the Initial SPURS Agent at the Optional Redemption Price (as defined below), in each case, on July 15, 2001.

    In the event that the Company irrevocably elects to convert the Notes to a new Interest Rate Mode, then as of July 15, 2001 the Notes will be subject to remarketing on such date by a Remarketing Agent appointed by the Company in a new SPURS Mode, a Long Term Rate Mode or a Commercial Paper Term Mode established by the Company in accordance with the procedures described below under "-- Conversion to New Interest Rate Mode," provided that, in such case, the notice required for conversion shall be given no later than the Initial Determination Date. In such case, the Company shall pay to the Initial SPURS Agent the excess of the Dollar Price of the Notes over 100% of the principal amount of the Notes in same-day funds by wire transfer to an account designated by the Initial SPURS Agent.

    In the event that the Company irrevocably elects to redeem the Notes from the Initial SPURS Agent, the "Optional Redemption Price" shall be the greater of
(i) 100% of the principal amount of the Notes plus accrued and unpaid interest and (ii) the Dollar Price. If the Company elects to redeem the Notes, it shall pay the Optional Redemption Price in same-day funds by wire transfer to an account designated by the Initial SPURS Agent on July 15, 2001.

    FAILURE OF INITIAL SPURS AGENT TO REMARKET. In the event that the Initial SPURS Agent for any other reason does not purchase the Notes on July 15, 2001, the Notes automatically will be subject to mandatory tender at 100% of the principal amount thereof for redemption on such date by the Company or, if the Company at its option elects, for remarketing on such date by a Remarketing Agent appointed by the Company in a new SPURS Mode, a Long Term Rate Mode or a Commercial Paper Term Mode established by the Company in accordance with the procedures described in "--Conversion to New Interest Rate Mode"; provided that the notice period required for conversion shall be the lesser of ten (10) days and the period commencing the date that the Initial SPURS Agent notifies the Company that it will not purchase the Notes for remarketing on July 15, 2001 or fails to so purchase, as the case may be.

CONVERSION TO NEW INTEREST RATE MODE

    GENERAL. If the Company elects to convert the Notes to a new Interest Rate Mode, on and after July 15, 2001, or, if the Initial SPURS Agent remarkets the Notes as described above, on and after July 15, 2011, each Note at the option of the Company will bear interest for designated Interest Rate Periods in the Commercial Paper Term Mode, the SPURS Mode or the Long Term Rate Mode (together the "Interest Rate Modes"). Each Note may bear interest in the same or a different Interest Rate Mode from other Notes. The interest rate for the Notes will be established periodically as described herein by a Remarketing Agent selected by the Company. The Company also may appoint one or more standby remarketing agents for any Remarketing Agent (each, a "Standby Remarketing Agent") on the terms described herein.

    Interest will be payable on any such Note at maturity and (i) for any Interest Rate Period in the Commercial Paper Term Mode, on the interest rate adjustment date (each an "Interest Rate Adjustment Date") commencing the next succeeding Interest Rate Period for such Note and on such other dates (if any) as will be established upon conversion of such Note to the Commercial Paper Term Mode or upon remarketing of the Note in a new Interest Rate Period in the Commercial Paper Term Mode; and (ii) in the Long Term Rate Mode or the SPURS Mode, no less frequently than semiannually on such dates as will be established upon conversion of such Note to the Long Term Rate Mode or the SPURS Mode (or upon remarketing of the Note to a new Interest Rate Period in the Long Term Rate Mode or the SPURS Mode, as the case may be) and set forth in the applicable prospectus supplement, other remarketing document or the confirmation, in the case of a fixed interest rate, or as described below under "--Floating Interest Rates" in the case of a floating interest rate, and on the Interest Rate Adjustment Date commencing the next succeeding Interest Rate Period (each such date, an "Interest Payment Date"). Such interest will be payable to the holder thereof as of the related record date (a "Record Date"), which, for any Note (x) in the Commercial Paper Term Mode, is the Business Day prior to the related Interest Payment Date; and (y) bearing interest in the Long Term Rate Mode or the SPURS Mode, is 15 days prior to the related Interest Payment Date whether or not a Business Day. If any Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, and no interest will accrue on such payment for the period from and after such Interest Payment Date to the date of such payment on the next succeeding Business Day.

    Interest on Notes bearing interest in the Commercial Paper Term Mode or at a floating interest rate during any Interest Rate Period in the Long Term Mode or the SPURS Mode will be computed on the basis of actual days elapsed divided by 360; provided that, if an applicable Interest Rate Basis (as defined below) is the CMT Rate or the Treasury Rate (each as defined below), interest will be computed on the basis of actual days elapsed divided by the actual number of days in the year. Interest on Notes bearing interest at a fixed rate in the Long Term Rate Mode or the SPURS Mode will be computed on the basis of a year of 360 days consisting of twelve 30-day months.

    As used in this section, a Business Day shall be any day that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close; provided, however, that with respect to Notes in the Long Term Rate Mode or the SPURS Mode as to which LIBOR (as defined below) is an applicable Interest Rate Basis, such day is also a London Business Day (as defined below). "London Business Day" means (i) if the Index Currency (as defined below) is other than European Currency Units ("ECU"), any day on which dealings in such Index Currency are transacted in the London interbank market or (ii) if the Index Currency is ECU, any day that does not appear as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates

Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on the page (and are not so designated), is a day on which payments in ECU can be settled in the international banking market.

    DETERMINATION OF INTEREST RATES. The interest rate and, in the case of a floating interest rate, the Spread (as defined below), if any, and the Spread Multiplier (as defined below), if any, for any Note will be established by the applicable Remarketing Agent in a remarketing (as described below) or otherwise not later than the first day of each succeeding Interest Rate Period for such Note, which must be a Business Day (each, an "Interest Rate Adjustment Date"), and will be the minimum rate of interest and, in the case of a floating interest rate, Spread (if any) and Spread Multiplier (if any) necessary in the judgment of such Remarketing Agent to produce a par bid in the secondary market for such Note on the date the interest rate is established. Such rate will be effective for the next succeeding Interest Rate Period for such Note commencing on such Interest Rate Adjustment Date.

    In the event that (i) the applicable Remarketing Agent has been removed or has resigned and no successor has been appointed, or (ii) such Remarketing Agent has failed to announce the appropriate interest rate, Spread (if any) or Spread Multiplier (if any), as the case may be, on the Interest Rate Adjustment Date for any Note for whatever reason, or (iii) the appropriate interest rate, Spread (if any), or Spread Multiplier (if any), as the case may be, or Interest Rate Period cannot be determined for any Note for whatever reason, then the next succeeding Interest Rate Period for such Note will be automatically converted to a Weekly Rate Period (a Commercial Paper Term Period described below), and the rate of interest thereon will be equal to the Federal Funds Rate (as defined below; such rate of interest being referred to herein as the "Special Interest Rate").

    After any Interest Rate Adjustment Date, any Beneficial Owner may contact the Trustee or the Remarketing Agent in order to be advised of the interest rate applicable to such Beneficial Owner's remarketed Notes. No notice of the applicable interest rate will be sent to Beneficial Owners.

    The interest rate and other terms announced by the Remarketing Agent, absent manifest error, will be binding and conclusive upon the Beneficial Owners, the Company and the Trustee.

INTEREST RATE MODES

    The times specified below are subject to extension pursuant to standby remarketing arrangements, if any, as provided herein. See
"--Remarketing--Interest Rate Adjustment Date; Determination of Interest Rate" below.

    COMMERCIAL PAPER TERM MODE. As used herein, "Commercial Paper Term Mode" means, with respect to any Note, the Interest Rate Mode in which the interest rate on such Note is reset on a periodic basis, which shall not be less than one calendar day nor more than 364 consecutive calendar days and interest is paid as provided for such Interest Rate Mode above under "--Conversion to New Interest Rate Mode-- General." The Interest Rate Period for any Note in the Commercial Paper Term Mode will be a period of not less than one nor more than 364 consecutive calendar days (a "Commercial Paper Term Period"), as determined by the Company (as described below under "--Conversion Between Interest Rate Modes") or, if not so determined, by the Remarketing Agent for such Note (in its best judgment in order to obtain the lowest interest cost for such Note). Each Commercial Paper Term Period will commence on the Interest Rate Adjustment Date therefor and end on the day preceding the date specified by such Remarketing Agent as the first day of the next Interest Rate Period for such Note. A "Weekly Rate Period" is a Commercial Paper Term Period and will be a period of seven days commencing on any Interest Rate Adjustment Date and ending on the day preceding the first day of the next Interest Rate Period for such Note. The interest rate for any Commercial Paper Term Period relating to a Note will be determined not later than 11:50 a.m., New York City time, on the Interest Rate Adjustment Date for such Note, which is the first day of each Interest Period for such Note.

    LONG TERM RATE MODE. As used herein, "Long Term Rate Mode" means, with respect to any Note, the Interest Rate Mode in which the interest rate on such
Note is reset in a Long Term Rate Period and interest is paid as provided for such Interest Rate Mode above under "--Conversion to New Interest Rate Mode--General" or below under "--Floating Interest Rates." The Interest Rate Period for any Note in the Long Term Rate Mode will be established by the Company (as described below under "--Conversion Between Interest Rate Modes") as a period of more than 364 days and not exceeding the remaining term to the Stated Maturity (a "Long Term Rate Period"). The interest rate, or Spread (if any) and Spread Multiplier (if any) for any Note in the Long Term Rate Mode will be determined not later than 11:50 a.m., New York City time, on the Interest Rate Adjustment Date for such Note, which is the first day of each Interest Rate Period for such Note.

    SPURS MODE. As used herein, "SPURS Mode" means, with respect to any Note, the Interest Rate Mode in which the Notes shall bear interest and be subject to remarketing as Structured PUtable Remarketed Securities ("SPURS") by a remarketing agent selected by the Company (a "SPURS Agent") as described under "SPURS Mode" below. The Notes will initially be in a SPURS Mode, and the provisions applicable while the Notes are in this initial SPURS Mode are found above under "--Interest" and "--Mandatory Tender to the Initial SPURS Agent." If any Notes are converted to a new SPURS Mode after the Initial SPURS Mode, the provisions below "--SPURS Mode" will apply. So long as any Notes are in a new SPURS Mode, the provisions set forth herein applicable to the remarketing of Notes generally shall apply to such Notes only to the extent expressly provided under "--SPURS Mode" below.

    The Interest Rate Period for any Note in the SPURS Mode will be established by the Company (as described below under "--Conversion Between Interest Rate Modes") as a period of more than 364 days and not exceeding the remaining term to the Stated Maturity (a "SPURS Rate Period"). A SPURS Rate Period shall consist of the period to and excluding the SPURS Remarketing Date (as defined below) and the period from and including the SPURS Remarketing Date to but excluding the next succeeding Interest Rate Adjustment Date, as described below under "--SPURS Mode" and subject to the conditions therein and otherwise herein described. The interest rate and, in the case of a floating interest rate, the Spread (if any), and the Spread Multiplier (if any), to the SPURS Remarketing Date for any Note in the SPURS Mode will be determined not later than 11:50 a.m., New York City time, on the Interest Rate Adjustment Date for such Note, which for the SPURS Mode is the first day of each Interest Rate Period for such Note.

CONVERSION BETWEEN INTEREST RATE MODES

    The Company may change the Interest Rate Mode at its option in the manner described below.

    CONVERSION BETWEEN COMMERCIAL PAPER TERM PERIODS. Each Note in a Commercial Paper Term Period may be remarketed into the same Interest Rate Period or converted at the option of the Company to a different Commercial Paper Term Period on any Interest Rate Adjustment Date upon either receipt by the Remarketing Agent and the Trustee of a notice, which will be submitted or promptly confirmed in writing (which includes facsimile or appropriate electronic media), from the Company (a "Conversion Notice") prior to 9:30 a.m., New York City time, or the remarketing of such Note, whichever occurs later, on such Interest Rate Adjustment Date.

    CONVERSION FROM THE COMMERCIAL PAPER TERM MODE TO THE LONG TERM RATE MODE OR THE SPURS MODE. Each Note in the Commercial Paper Term Mode may be converted at the option of the Company to the Long Term Rate Mode or the SPURS Mode on any Interest Rate Adjustment Date upon receipt not less than ten days prior to such Interest Rate Adjustment Date by the Remarketing Agent and the Trustee of a Conversion Notice from the Company.

    CONVERSION BETWEEN LONG TERM RATE PERIODS OR FROM THE LONG TERM RATE MODE OR THE SPURS MODE TO THE COMMERCIAL PAPER TERM MODE, THE LONG TERM RATE MODE OR THE SPURS MODE. Each Note in a Long

Term Rate Period may be remarketed in the same Interest Rate Period or converted at the option of the Company to a different Long Term Rate Period or from the Long Term Rate Mode to the Commercial Paper Term Mode or the SPURS Mode, or from the SPURS Mode to a different SPURS Mode or to the Long Term Rate Mode or the Commercial Paper Term Mode, on any Interest Rate Adjustment Date for such Note upon receipt by the Trustee and the Remarketing Agent for such Note of a Conversion Notice from the Company not less than ten days prior to such Interest Rate Adjustment Date; provided that the notice required for conversion from the initial SPURS Mode shall not be required until the latest of the day after the Initial SPURS Agent notifies the Company that it will not purchase the Notes for remarketing, the day the Initial SPURS Agent fails to so purchase the Notes or the day the Company elects to convert the Notes to a new Interest Rate Mode after the Initial SPURS Agent has elected to remarket the Notes.

    CONVERSION NOTICE. Each Conversion Notice must state each Note to which it relates and the new Interest Rate Mode (if applicable), the new Interest Rate Period, the date of the applicable conversion (the "Conversion Date") and, with respect to any Long Term Rate Period, any optional redemption or repayment terms for each such Note. If the Company revokes a Conversion Notice or the Trustee and the Remarketing Agent fail to receive a Conversion Notice from the Company by the specified date in advance of the Interest Rate Adjustment Date for a Note, the Note shall be converted automatically to the Weekly Rate Period.

    REVOCATION OR CHANGE OF CONVERSION NOTICE OR FLOATING INTEREST RATE
NOTICE. The Company may, upon written notice received by the Trustee and the applicable Remarketing Agent, revoke any Conversion Notice or Floating Interest Rate Notice (as defined herein) or change the Interest Rate Mode to which such Conversion Notice relates or change any Floating Interest Rate Notice up to 9:30 a.m., New York City time, on the Conversion Date, subject to the limitation set forth in the next paragraph.

    LIMITATION ON CONVERSION, CHANGE OF CONVERSION NOTICE OR FLOATING INTEREST RATE NOTICE AND REVOCATION. Notwithstanding the foregoing, the Company may not, without the consent of the applicable Remarketing Agent, convert any Note or revoke or change any Conversion Notice or Floating Interest Rate Notice at or after the time at which such Remarketing Agent has determined the interest rate, or Spread (if any) and Spread Multiplier (if any), for any Note being remarketed (i.e., the time at which such Note has been successfully remarketed, subject to settlement on the related Interest Rate Adjustment Date). The Remarketing Agent may advise the Company of indicative rates from time to time, or at any time upon the request of the Company, prior to making such determination of the interest rate, Spread or Spread Multiplier, as the case may be.

TENDER OF NOTES

    Each Note will be automatically tendered for purchase, or deemed tendered for purchase, on each Interest Rate Adjustment Date relating thereto. Notes will be purchased on the Interest Rate Adjustment Date relating thereto as described below.

REMARKETING

    When any Note is tendered for remarketing, the Remarketing Agent therefor will use its reasonable efforts to remarket such Note on behalf of the Beneficial Owner thereof at a price equal to 100% of the principal amount thereof. The Remarketing Agent may purchase tendered Notes for its own account in a remarketing, but will not be obligated to do so. The Company may offer to purchase Notes in a remarketing, provided that the interest rate established with respect to Notes in such remarketing is not different from the interest rate that would have been established if the Company had not purchased such Notes. Any Notes for which the Company shall have given a notice of redemption to the Trustee and the Remarketing Agent will not be considered in a remarketing.

    INTEREST RATE ADJUSTMENT DATE; DETERMINATION OF INTEREST RATE. By 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for any Note, the applicable Remarketing Agent will determine the interest rate for such Note being remarketed to the nearest one hundred thousandth (0.00001) of one percent per annum for the next Interest Rate Period in the case of a fixed interest rate, and the Spread (if any) and Spread Multiplier (if any) in the case of a floating interest rate; provided, that between 11:00 a.m., New York City time, and 11:50 a.m., New York City time, the Remarketing Agent and the Standby Remarketing Agent, if any, will use their reasonable efforts to determine the interest rate for any Notes not successfully remarketed as of the applicable deadline specified in this paragraph. In determining the applicable interest rate for such Note and other terms, such Remarketing Agent will, after taking into account market conditions as reflected in the prevailing yields on fixed and variable rate taxable debt securities, (i) consider the principal amount of all Notes tendered or to be tendered on such date and the principal amount of such Notes prospective purchasers are or may be willing to purchase and (ii) contact, by telephone or otherwise, prospective purchasers and ascertain the interest rates therefor at which they would be willing to hold or purchase such Notes.

    NOTIFICATION OF RESULTS; SETTLEMENT. By 12:30 p.m., New York City time, on the Interest Rate Adjustment Date of any Notes, the applicable Remarketing Agent will notify the Company and the Trustee in writing (which may include facsimile or other electronic transmission), of (i) the interest rate or, in the case of a floating interest rate, the initial interest rate, the Spread and Spread Multiplier and the initial Interest Reset Date (as defined below), applicable to such Notes for the next Interest Rate Period, (ii) the Interest Rate Adjustment Date, (iii) the Interest Payment Dates for any Notes in the Commercial Paper Term Mode (if other than the Interest Rate Adjustment Date), the Long Term Rate Mode or the SPURS Mode, (iv) the optional redemption terms, if any, and early remarketing terms, if any, in the case of a remarketing into a Long Term Rate Period, (v) the aggregate principal amount of tendered Notes and (vi) the aggregate principal amount of such tendered Notes that such Remarketing Agent was able to remarket, at a price equal to 100% of the principal amount thereof plus accrued interest, if any. Immediately after receiving such notice and, in any case, not later than 1:30 p.m., New York City time, the Trustee will transmit such information and any other settlement information required by DTC to DTC in accordance with DTC's procedures as in effect from time to time.

    By telephone at approximately 1:00 p.m., New York City time, on such Interest Rate Adjustment Date, the applicable Remarketing Agent will advise each purchaser of Notes (or the DTC Participant of each such purchaser who it is expected in turn will advise such purchaser) of the principal amount of such Notes that such purchaser is to purchase.

    Each purchaser of Notes in a remarketing will be required to give instructions to its DTC Participant to pay the purchase price therefor in same day funds to the applicable Remarketing Agent against delivery of the principal amount of such Notes by book-entry through DTC by 3:00 p.m., New York City time, on the Interest Rate Adjustment Date.

    All tendered Notes will be automatically delivered to the account of the Trustee (or such other account meeting the requirements of DTC's procedures as in effect from time to time), by book-entry through DTC against payment of the purchase price or redemption price therefor, on the Interest Rate Adjustment Date relating thereto.

    The applicable Remarketing Agent will make, or cause the Trustee to make, payment to the DTC participant of each tendering Beneficial Owner of Notes subject to a remarketing, by book-entry through DTC by the close of business on the Interest Rate Adjustment Date against delivery through DTC of such Beneficial Owner's tendered Notes, of the purchase price for tendered Notes that have been sold in the remarketing. If any such Notes were purchased pursuant to a Special Mandatory Purchase (as defined below), subject to receipt of funds from the Company or, if applicable, an institution providing credit support, as the case may be, the Trustee will make such payment of the purchase price of such Notes plus accrued interest, if any, to such date.

    The transactions described above for a remarketing of any Notes will be executed on the Interest Rate Adjustment Date for such Notes through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC Participants will be debited and credited and such Notes delivered by book-entry as necessary to effect the purchases and sales thereof, in each case as determined in the related remarketing.

    Except as otherwise set forth below under "--Purchase and Redemption of Notes," any Notes tendered in a remarketing will be purchased solely out of the proceeds received from purchasers of such Notes in such remarketing, and none of the Trustee, the applicable Remarketing Agent, any Standby Remarketing Agent or the Company will be obligated to provide funds to make payment upon any Beneficial Owner's tender in a remarketing.

    Although tendered Notes will be subject to purchase by a Remarketing Agent in a remarketing, such Remarketing Agent and any Standby Remarketing Agent will not be obligated to purchase any such Notes.

    The settlement and remarketing procedures described above, including provisions for payment by purchasers of tendered Notes or for payment to selling Beneficial Owners of tendered Notes, may be modified to the extent required by DTC. In addition, each Remarketing Agent may, in accordance with the terms of the Indenture, modify the settlement and remarketing procedures set forth above in order to facilitate the settlement and remarketing process.

    As long as DTC's nominee holds the certificates representing the Notes in the book-entry system of DTC, no certificates for such Notes will be delivered by any selling Beneficial Owner to reflect any transfer of Notes effected in any remarketing.

    FAILED REMARKETING. Notes not successfully remarketed will be subject to Special Mandatory Purchase by the Company (a "Special Mandatory Purchase"). The procedures for a Special Mandatory Purchase are described below under "--Purchase and Redemption of Notes--Special Mandatory Purchase."

PURCHASE AND REDEMPTION OF NOTES

    SPECIAL MANDATORY PURCHASE. Subject to certain exceptions, if on any Interest Rate Adjustment Date for any Notes, the applicable Remarketing Agent and the applicable Standby Remarketing Agent(s) have not remarketed all such Notes, the Notes that have not been remarketed are subject to Special Mandatory Purchase by the Company. The Company is obligated to pay all accrued and unpaid interest, if any, on unremarketed Notes to such Interest Rate Adjustment Date. Payment of the principal amount of unremarketed Notes by the Company, and payment of accrued and unpaid interest, if any, by the Company, will be made by deposit of same-day funds with the Trustee (or such other account meeting the requirements of DTC's procedures as in effect from time to time) irrevocably in trust for the benefit of the Beneficial Owners of Notes subject to Special Mandatory Purchase by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date.

    Failure by the Company to purchase Notes pursuant to a Special Mandatory Purchase will constitute an Event of Default under the Indenture in which event the date of such failure shall constitute a date of Maturity for such Notes and the principal thereof may be declared due and payable in the manner and with the effect provided in the Indenture. Following such failure to pay pursuant to a Special Mandatory Purchase, such Notes will bear interest at the Special Interest Rate as provided above under "--Conversion to New Interest Rate Mode--Determination of Interest Rates."

    OPTIONAL REDEMPTION ON ANY INTEREST RATE ADJUSTMENT DATE. Each Note will be subject to redemption at the option of the Company in whole or in part on any Interest Rate Adjustment Date relating thereto without notice to the holders thereof at a redemption price equal to 100% of the principal amount thereof.

    REDEMPTION WHILE NOTES ARE IN THE LONG TERM RATE MODE. Any Notes in the Long Term Rate Mode are subject to redemption at the option of the Company at the times and upon the terms specified at the time of conversion to or within such Long Term Rate Mode.

    ALLOCATION. Except in the case of a Special Mandatory Purchase, if the Notes are to be redeemed in part, DTC, after receiving notice of redemption specifying the aggregate principal amount of Notes to be so redeemed, will determine by lot (or otherwise in accordance with the procedures of DTC) the principal amount of such Notes to be redeemed from the account of each DTC Participant. After making its determination as described above, DTC will give notice of such determination to each DTC Participant from whose account such Notes are to be redeemed. Each such DTC Participant, upon receipt of such notice will in turn determine the principal amount of Notes to be redeemed from the accounts of the Beneficial Owners of such Notes for which it serves as DTC Participant, and give notice of such determination to the Remarketing Agent.

SPURS MODE

    Except as otherwise specified in an applicable prospectus supplement or other offering memorandum, if so designated by the Company prior to commencement of an Interest Rate Period in accordance with the procedures described above under "--Conversion to New Interest Rate Mode," during a period in which Notes are in the SPURS Mode the Notes shall bear interest and be subject to remarketing by a SPURS Agent designated by the Company as described below.

    GENERAL. Each Note in the SPURS Mode will bear interest at the annual interest rate established by the SPURS Agent from, and including, the Interest Rate Adjustment Date commencing the Interest Rate Period for the SPURS Mode to, but excluding, the date (the "SPURS Remarketing Date") designated at such time by the SPURS Agent after consultation with the Company. Such interest rate will be the minimum rate of interest and, in the case of a floating interest rate, Spread (if any) and Spread Multiplier (if any) necessary in the judgment of such SPURS Agent to produce a par bid in the secondary market for such Note on the date the interest rate is established. The designated SPURS Remarketing Date shall be an Interest Payment Date within such Interest Rate Period. If the SPURS Agent elects to remarket the Notes (except in the limited circumstances described herein) (i) the Notes will be subject to mandatory tender to the SPURS Agent at 100% of the principal amount thereof for remarketing on the SPURS Remarketing Date, on the terms and subject to the conditions described herein, and (ii) from, and including, the SPURS Remarketing Date to, but excluding, the next succeeding Interest Rate Adjustment Date, the Notes will bear interest at the rate determined by the SPURS Agent in accordance with the procedures set forth below (the "SPURS Interest Rate"). See "--Tender; Remarketing" below.

    Under the circumstances described below, the Notes are subject to remarketing in a new Interest Rate Mode or repurchase by the Company on the SPURS Remarketing Date. See "--Conversion or Redemption Following Election by the SPURS Agent to Remarket" below. If the SPURS Agent does not elect to purchase the Notes for remarketing on the SPURS Remarketing Date or if the SPURS Agent gives notice of its election to remarket the Notes but for any reason does not purchase all tendered Notes on the SPURS Remarketing Date, then as of such date the Notes will cease to be in the SPURS Mode, the SPURS Remarketing Date will constitute an Interest Rate Adjustment Date, and the Notes will be subject to remarketing on such date by a Remarketing Agent appointed by the Company in the Commercial Paper Term Mode or the Long Term Rate Mode or a new SPURS Mode established by the Company in accordance with the procedures described above under "--Conversion to New Interest Rate Mode;" provided that, in such case, the notice period required for conversion shall be the lesser of ten (10) days and the period commencing the date that the SPURS Agent notifies the Company that it will not purchase the Notes for remarketing on the SPURS Remarketing Date or fails to so purchase, as the case may be.

    TENDER; REMARKETING. The following description sets forth the terms and conditions of the remarketing of the Notes, in the event that the SPURS Agent elects to purchase the Notes and remarkets the Notes on the SPURS Remarketing Date.

    Provided that the SPURS Agent gives notice to the Company and the Trustee on a Business Day not later than five (5) days prior to the SPURS Remarketing Date of its intention to purchase the Notes for remarketing (the "Notification Date"), each Note will be automatically tendered, or deemed tendered, to the SPURS Agent for remarketing at the SPURS Interest Rate on the SPURS Remarketing Date, except in the circumstances described above. The purchase price for the tendered Notes to be paid by the SPURS Agent will equal 100% of the principal amount thereof. See "--Notification of Results; Settlement" below. When the Notes are tendered for remarketing, the SPURS Agent may remarket the Notes for its own account at varying prices to be determined by the SPURS Agent at the time of each sale. From, and including, the SPURS Remarketing Date to, but excluding, the next succeeding Interest Rate Adjustment Date, the Notes will bear interest at the SPURS Interest Rate. If the SPURS Agent elects to remarket the Notes, the obligation of the SPURS Agent to purchase the Notes on the SPURS Remarketing Date is subject to certain conditions. See "--The SPURS Agent."

    The SPURS Interest Rate shall be determined by the SPURS Agent by 3:30 p.m., New York City time, on the third Business Day immediately preceding the SPURS Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum and will be equal to the Base Rate established by the SPURS Agent, after consultation with the Company, at or prior to the commencement of the SPURS Mode (the "Base Rate"), plus the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the Notes.

    For the purposes of such calculations, the following terms have the following meanings:

    "Applicable Spread" means the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the SPURS Agent on the Determination Date from the bids quoted by up to five Reference Corporate Dealers (as defined below) for the full aggregate outstanding principal amount of the Notes at the Dollar Price, but assuming (i) an issue date equal to the SPURS Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the next succeeding Interest Rate Adjustment Date of the Notes, and (iii) a stated annual interest rate, payable semiannually on each Interest Payment Date, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above. The SPURS Interest Rate announced by the SPURS Agent, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and holders of the Notes, the Company and the Trustee.

    "Comparable Treasury Issues" means the United States Treasury security or securities selected by the SPURS Agent as having an actual or interpolated maturity or maturities comparable or applicable to the remaining term to the next succeeding Interest Rate Adjustment Date of the Notes being purchased.

    "Comparable Treasury Price" means, with respect to the SPURS Remarketing Date, (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) at 11:00 a.m. on the Determination Date, as set forth on Telerate Page 500 (or such other page as may replace Telerate Page 500) or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Determination Date, (i) the average of the Reference Treasury Dealer Quotations (as defined below) for such SPURS Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the SPURS Agent obtains fewer than four such Reference

Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in
(a) above as may replace Dow Jones Markets.

    "Dollar Price" means, with respect to the Notes, the present value determined by the SPURS Agent, as of the SPURS Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the SPURS Remarketing Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below).

    "Reference Corporate Dealers" means such Reference Corporate Dealers as shall be appointed by the SPURS Agent after consultation with the Company.

    "Reference Treasury Dealer" means such Reference Treasury Dealer as shall be appointed by the SPURS Agent after consultation with the Company.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the SPURS Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the SPURS Agent by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the Determination Date.

    "Remaining Scheduled Payments" means, with respect to the Notes, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the SPURS Remarketing Date to and including the next succeeding Interest Rate Adjustment Date.

    "Treasury Rate" means, with respect to the SPURS Remarketing Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues (as defined above), assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined above) for such SPURS Remarketing Date.

    NOTIFICATION OF RESULTS; SETTLEMENT. Provided the SPURS Agent has previously notified the Company and the Trustee on the Notification Date of its intention to purchase all tendered Notes on the SPURS Remarketing Date, the SPURS Agent will notify the Company, the Trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Determination Date, of the SPURS Interest Rate.

    All of the tendered Notes will be automatically delivered to the account of the Trustee, by book-entry through DTC pending payment of the purchase price therefor, on the SPURS Remarketing Date.

    In the event that the SPURS Agent purchases the tendered Notes on the SPURS Remarketing Date, the SPURS Agent will make or cause the Trustee to make payment to the DTC Participant of each tendering Beneficial Owner of Notes, by book-entry through DTC by the close of business on the SPURS Remarketing Date against delivery through DTC of such Beneficial Owner's tendered Notes. If the SPURS Agent does not purchase all of the Notes on the SPURS Remarketing Date, the Company may attempt to convert the Notes to a new Interest Rate Mode; the interest rate will be determined as provided above in "--Conversion to New Interest Rate Mode--Determination of Interest Rates;" and settlement will be effected as described above under "--Remarketing--Notification of Results; Settlement" or "--Failed Remarketing," as the case may be. In any case, the Company will make or cause the Trustee to make payment of interest to each Beneficial Owner of Notes due on the SPURS Remarketing Date by book-entry through DTC by the close of business on the SPURS Remarketing Date.

    The transactions described above will be executed on the SPURS Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC participants will be debited and credited and the Notes delivered by book-entry as necessary to effect the purchases and sales thereof.

    Transactions involving the sale and purchase of Notes remarketed by the SPURS Agent on and after the SPURS Remarketing Date will settle in immediately available funds through DTC's Same-Day Funds Settlement System.

    The tender and settlement procedures described above, including provisions for payment by purchasers of Notes in the remarketing or for payment to selling Beneficial Owners of tendered Notes, may be modified to the extent required by DTC or to the extent required to facilitate the tender and remarketing of Notes in certificated form, if the book-entry system is no longer available for the Notes at the time of the remarketing. In addition, the SPURS Agent may, in accordance with the terms of the Indenture, modify the tender and settlement procedures set forth above in order to facilitate the tender and settlement process.

    As long as DTC's nominee holds the certificates representing any Notes in the book-entry system of DTC, no certificates for such Notes will be delivered by any selling Beneficial Owner to reflect any transfer of such Notes effected in the remarketing. In addition, under the terms of the Notes and the SPURS Remarketing Agreement (described below), the Company will agree that, notwithstanding any provision to the contrary set forth in the Indenture, (i) it will use reasonable commercial efforts to maintain the Notes in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the Notes in book-entry form, and (ii) it will waive any discretionary right it otherwise has under the Indenture to cause the Notes to be issued in certificated form.

    THE SPURS AGENT. If the Notes are to be remarketed in the SPURS Mode, the Company and the SPURS Agent will enter into a SPURS Remarketing Agreement (a "SPURS Remarketing Agreement"), the general terms and provisions of which are summarized below.

    The SPURS Agent will not receive any fees or reimbursement of expenses from the Company in connection with the remarketing in the SPURS Mode.

    The Company will agree to indemnify the SPURS Agent against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with its duties under the SPURS Remarketing Agreement.

    In the event that the SPURS Agent elects to remarket the Notes as described herein, the obligation of the SPURS Agent to purchase Notes from tendering Beneficial Owners of Notes will be subject to several conditions precedent set forth in the SPURS Remarketing Agreement, including the conditions that, since the Notification Date, no material adverse change in the consolidated financial condition, stockholders' equity, results of operations, business or prospects of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the Notes shall have occurred and be continuing. In addition, the SPURS Remarketing Agreement will provide for the termination thereof, or redetermination of the SPURS Interest Rate, by the SPURS Agent on or before the SPURS Remarketing Date, upon the occurrence of certain events as set forth in the SPURS Remarketing Agreement.

    No holder or Beneficial Owner of any Notes will have any rights or claims under the SPURS Remarketing Agreement or against the SPURS Agent as a result of the SPURS Agent not purchasing such Notes.

    A SPURS Remarketing Agreement will also provide that the SPURS Agent may resign at any time as SPURS Agent, such resignation to be effective 10 days after the delivery to the Company and the Trustee of notice of such resignation. In such case, it shall be the sole obligation of the Company to appoint a successor SPURS Agent.

    The SPURS Agent, in its individual or any other capacity, may buy, sell, hold and deal in any of the Notes. The SPURS Agent may exercise any vote or join in any action that any Beneficial Owner of Notes may be entitled to exercise or take with like effect as if it did not act in any capacity under the applicable SPURS Remarketing Agreement. The SPURS Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if did not act in any capacity under the SPURS Remarketing Agreement.

    The summaries herein of certain provisions of a SPURS Remarketing Agreement do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the provisions of any SPURS Remarketing Agreement.

    CONVERSION OR REDEMPTION FOLLOWING ELECTION BY THE SPURS AGENT TO
REMARKET. If the SPURS Agent elects to remarket the Notes on the SPURS Remarketing Date, the Notes will be subject to mandatory tender to the SPURS Agent for remarketing on such date, in each case subject to the conditions described above under "--Tender; Remarketing" and to the Company's right to either convert the Notes to a new Interest Rate Mode on the SPURS Remarketing Date or to redeem the Notes from the SPURS Agent, in each case as described in the next sentence. The Company will notify the SPURS Agent and the Trustee, not later than the Business Day immediately preceding the Determination Date, if the Company irrevocably elects to exercise its right to either convert the Notes to a new Interest Rate Mode, or to redeem the Notes, in whole but not in part, from the SPURS Agent at the Optional Redemption Price, in each case on the SPURS Remarketing Date.

    In the event that the Company irrevocably elects to convert the Notes to a new Interest Rate Mode, then as of the SPURS Remarketing Date the Notes will cease to be in the SPURS Mode, the SPURS Remarketing Date will constitute an Interest Rate Adjustment Date, and the Notes will be subject to remarketing on such date by a Remarketing Agent appointed by the Company in the Commercial Paper Term Mode or the Long Term Rate Mode or a new SPURS Mode established by the Company in accordance with the procedures described above under "--Conversion Between Interest Rate Modes," provided that, in such case, the notice period required for conversion shall be the period commencing on the Determination Date. In such case, the Company shall pay to the SPURS Agent the excess of the Dollar Price of the Notes over 100% of the principal amount of the Notes in same-day funds by wire transfer to an account designated by the SPURS Agent on the SPURS Remarketing Date.

    In the event that the Company irrevocably elects to redeem the Notes, the "Optional Redemption Price" shall be the greater of either (i) 100% of the principal amount of the Notes or (ii) the Dollar Price, plus in either case accrued and unpaid interest from the SPURS Remarketing Date on the principal amount being redeemed to the date of redemption. If the Company elects to redeem the Notes, it shall pay the redemption price therefor in same-day funds by wire transfer to an account designated by the SPURS Agent on the SPURS Remarketing Date.

FLOATING INTEREST RATES

    While any Note bears interest in the Long Term Rate Mode or the SPURS Mode (with respect to the period from, and including, the Interest Rate Adjustment Date commencing such period to, but excluding, the SPURS Remarketing Date), the Company may elect a floating interest rate by providing notice, which will be submitted or promptly confirmed in writing (which includes facsimile or appropriate electronic media), received by the Trustee and the Remarketing Agent for such Note (the "Floating Interest Rate Notice") not less than ten (10) days prior to the Interest Rate Adjustment Date for such Long Term Rate or SPURS Rate Period. The Floating Interest Rate Notice must identify by CUSIP number or otherwise the portion of the Note to which it relates and state the Interest Rate Period (or portion thereof, in the case of the SPURS Mode) therefor to which it relates. Each Floating Interest Rate Notice must also state the Interest Rate Basis or Bases, the initial Interest Reset Date, the Interest Reset Period and Dates, the Interest Rate Period and Dates, the Index Maturity (as defined below) and the Floating Rate Maximum Interest Rate (as defined below) and/or Floating Rate Minimum Interest Rate (as defined below), if any. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the Floating Interest Rate Notice will also specify the Index Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

    If any Note bears interest at a floating rate in a Long Term Rate Period or SPURS Rate Period, such Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the Spread, if any, and/or (b) multiplied by the Spread Multiplier, if any, specified by the Remarketing Agent, in the case of a Long Term Rate Period, or the SPURS Agent, in the case of a SPURS Rate Period. Commencing on the Interest Rate Adjustment Date for such Interest Rate Period, the rate at which interest on such Note will be payable will be reset as of each Interest Reset Date during such Interest Rate Period specified in the applicable Floating Interest Rate Notice.

    The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to an Interest Rate Period for such Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Interest Rate Period by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate from time to time for such Long Term Rate Period or SPURS Rate Period, as the case may be. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

    The applicable floating interest rate on any Note during any Interest Rate Period will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may include (i) the CD Rate, (ii) the CMT Rate, (iii) the Federal Funds Rate, (iv) LIBOR, (v) the Prime Rate, (vi) the Treasury Rate or (vii) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Floating Interest Rate Notice (each, an "Interest Rate Basis").

    Unless otherwise specified in the applicable Floating Interest Rate Notice, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Floating Interest Rate Notice, the interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (ii), if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date. If any Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, unless LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, in which case such Interest Reset Date will be the immediately preceding Business Day. In addition, if the Treasury Rate is an applicable Interest Rate Basis and the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

    The applicable Floating Interest Rate Notice will specify whether the rate of interest will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Floating Interest Rate Notice, the Interest Reset Dates will be, in the case of a floating interest rate which resets: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (unless the Treasury Rate is an applicable Interest Rate Basis, in which case the Tuesday of each week except as described below); (iii) monthly, the third Wednesday of each month; (iv) quarterly, the third Wednesday of March, June, September and December of each year,

(v) semiannually, the third Wednesday of the two months specified in the applicable Floating Interest Rate Notice; and (vi) annually, the third Wednesday of the month specified in the applicable Floating Interest Rate Notice.

    The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date. The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. The "Interest Determination Date" with respect to the Treasury Rate will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the "Interest Determination Date" will be such preceding Friday. If the interest rate of any Note is a floating interest rate determined with reference to two or more Interest Rate Bases specified in the applicable Floating Interest Rate Notice, the "Interest Determination Date" pertaining to the Note will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the related Interest Reset Date.

    Either or both of the following may also apply to the floating interest rate on any Note for an Interest Rate Period: (i) a floating rate maximum interest rate, or ceiling, that may accrue during any Interest Reset Period (the "Floating Rate Maximum Interest Rate") and (ii) a floating rate minimum interest rate, or floor, that may accrue during any Interest Reset Period (the "Floating Rate Minimum Interest Rate"). In addition to any Floating Rate Maximum Interest Rate that may apply, the interest rate on any Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States laws of general application.

    Except as provided below or in the applicable Floating Interest Rate Notice, interest will be payable, in the case of floating interest rates which reset:
(i) daily, weekly or monthly, on the third Wednesday of each month; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Floating Interest Rate Notice; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Floating Interest Rate Notice and, in each case, on the Business Day immediately following the applicable Long Term Rate Period or SPURS Rate Period, as the case may be. If any Interest Payment Date for the payment of interest at a floating rate (other than following the end of the applicable Long Term Rate Period or SPURS Rate Period, as the case may be) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that if LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day.

    All percentages resulting from any calculation of floating interest rates will be rounded to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

    Accrued floating rate interest will be calculated by multiplying the principal amount of the applicable Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factor calculated for each day in the applicable Interest Reset Period. Unless otherwise specified in the applicable Floating Interest Rate Notice, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, if an applicable Interest Rate Basis is the CD Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year if an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Floating Interest Rate Notice, if the floating interest rate is calculated with reference to two or more Interest Rate Bases, the interest factor will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Floating Interest Rate Notice.

    Prior to having Notes remarketed with a floating interest rate, the Company will select a calculation agent (the "Calculation Agent"). For any Note bearing interest at a floating rate, the applicable Remarketing Dealer will determine the interest rate in effect from the Interest Rate Adjustment Date for such Note to the initial Interest Reset Date. The Calculation Agent will determine the interest rate in effect for each Interest Reset Period thereafter. Upon request of the Beneficial Owner of a Note, after any Interest Rate Adjustment Date, the Calculation Agent or the Remarketing Dealer will disclose the interest rate and, in the case of a floating interest rate, Interest Rate Basis or Bases, Spread (if any) and Spread Multiplier (if any), and in each case the other terms applicable to such Note then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Note. Except as described herein with respect to a Note earning interest at floating rates, no notice of the applicable interest rate, Spread (if any) or Spread Multiplier (if any) will be sent to the Beneficial Owner of any Note.

    Unless otherwise specified in the applicable Floating Interest Rate Notice, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be.

    CD RATE. If an Interest Rate Basis for any Note is specified in the applicable Floating Interest Rate Notice as the "CD Rate," the CD Rate means, with respect to any Interest Determination Date relating to a Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Floating Interest Rate Notice as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Floating Interest Rate Notice as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for United States Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 p.m., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in the City of New York (which may include the Remarketing Agent or its affiliates) selected by the Calculation Agent, after consultation with the Company, for negotiable United States dollars certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Floating Interest Rate Notice in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

    CMT RATE. If an Interest Rate Basis for any Note is specified in the applicable Floating Interest Rate Notice as the "CMT Rate," the CMT Rate means, with respect to any Interest Determination Date relating to a Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption "...Treasury Constant Maturities ... Federal Reserve Board Release H.15 ... Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the Floating Interest Rate Notice, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published or is not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in the City of New York (which may include the Remarketing Agent or its affiliates) selected by the Calculation Agent after consultation with the Company (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in the City of New York (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least U.S. $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent, after consultation with the Company, are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination

Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent, after consultation with the Company, will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

    "Designated CMT Telerate Page" means the display on the Dow Jones Markets (or any successor service) on the page specified in the applicable Floating Interest Rate Notice (or any other page as may replace such page on such service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Floating Interest Rate Notice, the shall be 7052 for the most recent week.

    "Designated CMT Maturity Index" means the original period to maturity of the United States Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Floating Interest Rate Notice with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Floating Interest Rate Notice, the Designated CMT Maturity Index shall be 2 years.

    FEDERAL FUNDS RATE. If an Interest Rate Basis for any Note is specified in the applicable Floating Interest Rate Notice, as the "Federal Funds Rate", the Federal Funds Rate means, with respect to any Interest Determination Date relating to a Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 p.m., New York City time, on the Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 p.m., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Remarketing Agent or its affiliates) selected by the Calculation Agent after consultation with the Company, prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date; PROVIDED, HOWEVER, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

    LIBOR. If an Interest Rate Basis for any Note is specified in the applicable Floating Interest Rate Notice as "LIBOR," LIBOR means the rate determined by the Calculation Agent as of the applicable Interest Determination Date (a "LIBOR Interest Determination Date") in accordance with the following provisions:

        (i) If (a) "LIBOR Reuters" is specified in the applicable Floating Interest Rate Notice, the arithmetic mean of the offered rates (unless the Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate will be used) for deposits in the Index Currency having the Index Maturity specified in the applicable Floating Interest Rate Notice, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page (as defined below) as of 11:00 a.m., London time, on such LIBOR Interest Determination Date, or (b) "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice, or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in the applicable Floating Interest Rate Notice, commencing on such Interest Reset Date, that appears on the Designated LIBOR

    Page as of 11:00 a.m., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

        (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause(i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, after consultation with the Company, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Floating Interest Rate Notice, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent, after consultation with the Company, for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable Floating Interest Rate Notice and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

    "Index Currency" means the currency or composite currency specified in the applicable Floating Interest Rate Notice as to which LIBOR will be calculated. If no such currency or composite currency is specified in the applicable Floating Interest Rate Notice, the Index Currency will be United States dollars.

    "Principal Financial Center" means the capital city of the country issuing the Index Currency, except that with respect to United States dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECUs, the Principal Financial Center will be The City of New York, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

    "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Floating Interest Rate Notice, the display on the Reuter Monitor Money Rates Service (or any successor service), on the page specified in such Floating Interest Rate Notice (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice as the method for calculating LIBOR, the display on the Dow Jones Markets (or any successor service) on the page specified in such Floating Interest Rate Notice (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Index Currency.

    PRIME RATE. If an Interest Rate Basis for any Note is specified in the applicable Floating Interest Rate Notice as the "Prime Rate," Prime Rate means, with respect to any Interest Determination Date relating to a Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 p.m., New York City time, on the related Calculation Date, then the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen U.S. PRIME 1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen U.S. PRIME 1 Page for such Prime Rate Interest Determination Date, the Prime Rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include the Calculation Agent) in The City of New York selected by the Calculation Agent, after consultation with the Company. If fewer than four such quotations are so provided, the Prime Rate will be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by as many substitute banks or trust companies (which may include the Calculation Agent) as necessary in order to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, have total equity capital of at least U.S. $500 million and are each subject to supervision or examination by Federal or State authority, selected by the Calculation Agent, after consultation with the Company, to provide such rate or rates; PROVIDED, HOWEVER, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

    "Reuters Screen U.S. PRIME 1 Page" means the display designated as page "U.S. PRIME I" on the Reuter Monitor Money Rates Service (or any successor service) on the U.S. PRIME 1 Page (or such other page as may replace the U.S. PRIME 1 Page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

    TREASURY RATE. If an Interest Rate Basis for any Note is specified in the applicable Floating Interest Rate Notice as the "Treasury Rate," Treasury Rate means, with respect to any Interest Determination Date relating to a Note for which the interest rate is determined with reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), as the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Floating Interest Rate Notice, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 p.m., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Floating Interest Rate Notice are not reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent, and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Remarketing Agent or its affiliates) selected by the Calculation Agent, after consultation with the Company, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Floating Interest Rate Notice; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

REMARKETING AGENTS

    THE REMARKETING AGREEMENT. The Company and each Remarketing Agent for the Notes will enter into a Remarketing Agreement. The summaries below are summaries of certain expected provisions in such Remarketing Agreements and do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of any Remarketing Agreement. The terms of the Initial SPURS Remarketing Agreement are described under "--Mandatory Tender to Initial SPURS Agent--Initial SPURS Agent." The general provisions of any other SPURS Remarketing Agreement are described above under "-- SPURS Mode--The SPURS Agent."

    FEES AND EXPENSES. For its services in determining the interest rate and remarketing Notes, each Remarketing Agreement is expected to provide that, the Remarketing Agent will receive from the Company a fee to be determined in accordance with the Remarketing Agreement. The Remarketing Agent may pay to selected broker-dealers a portion of any fees it receives from the Company for its services as Remarketing Agent reflecting Notes sold through such broker-dealers to purchasers in remarketings.

    INDEMNIFICATION OF REMARKETING AGENT. The Company, if applicable, will agree to indemnify the Remarketing Agent against certain liabilities, including liabilities under the Securities Act arising out of or in connection with its duties under the Remarketing Agreement.

    CONDITIONS TO THE REMARKETING AGENT'S OBLIGATIONS. The obligation of the Remarketing Agent to remarket Notes and perform its other obligations under a Remarketing Agreement are expected to be subjected to certain conditions, including (a) the accuracy of certain representations and warranties by the Company and the performance by the Company of its obligations and agreements set forth in the Remarketing Agreement; (b) the absence of certain adverse events; and (c) between the time at which the interest rate on any Note is established and the time at which payment therefor is to be made, the rating of the Notes not having been downgraded or put on Credit Watch or Watch List with negative implications or withdrawn by a national rating service, the effect of which, in the opinion of the Remarketing Agent, is to affect materially and adversely the market price of the Notes or the Remarketing Agent's ability to remarket the Notes.

    REMOVAL OF THE REMARKETING AGENT. Each Remarketing Agreement is expected to provide that the Company may in its absolute discretion remove any Remarketing Agent by giving prior notice to such Remarketing Agent, the Trustee and the other Remarketing Agents; provided, however, that if (i) such removed Remarketing Agent shall then be the sole Remarketing Agent or (ii) all of the remaining Remarketing Agents elect to resign or are removed within one week of delivery of such notice, then, except as provided in the following sentence, no such removal shall become effective until the Company shall have appointed a successor to perform the services of the Remarketing Agent under the Remarketing Agreement. In such case, the Company will use reasonable commercial efforts to appoint a successor Remarketing Agent as soon as reasonably practicable; provided, however, that, if the Company has not so appointed a successor Remarketing Agent within 90 days of delivery of such notice, the Remarketing Agreement shall automatically terminate on such 90th day.

    RESIGNATION OF THE REMARKETING AGENT. The Remarketing Agreement is also expected to provide that a Remarketing Agent may resign at any time as Remarketing Agent, such resignation to be effective 30 days after the delivery to the Company, the Trustee and the other Remarketing Agents of notice of such resignation; provided, however, that if (i) such resigning Remarketing Agent shall then be the sole Remarketing Agent or (ii) all of the remaining Remarketing Agents elect to resign or are removed within one week of delivery of such notice, then, except as provided in the following sentence, no such resignation shall become effective until the Company shall have appointed at least one successor to perform the services of the Remarketing Agent under the Remarketing Agreement. In such case, the Company will use reasonable commercial efforts to appoint a successor Remarketing Agent as soon as reasonably practicable; provided, however, that, if the Company has not so appointed a successor Remarketing Agent within 90 days of delivery of such notice, the Remarketing Agreement shall automatically terminate on such 90th day. In such case, it shall be the sole obligation of the Company to appoint a successor Remarketing Agent. In certain circumstances, including upon the occurrence of certain events, a Remarketing Agent may resign effective immediately upon giving notice to the Company and the Trustee.

CREDIT SUPPORT

    GENERAL. Credit support may be provided with respect to Notes in a particular Interest Rate Mode during all or any portion of an Interest Rate Period. Such credit support may be in the form of a Standby Note Purchase Agreement (a "Standby Note Purchase Agreement"), a letter of credit, a financial guaranty insurance policy, a limited guaranty issued by a guarantor, the establishment of one or more reserve funds, any other form of credit support or any combination of the foregoing. Unless otherwise specified in an applicable prospectus supplement or other Remarketing documents, no form of credit support will provide protection against all risks of loss or guarantee repayment of the entire principal of and interest on the Notes. The following summaries of terms of potential credit support arrangements are qualified in their entirety by reference to the provisions of any agreements governing such arrangements.

    STANDBY NOTE PURCHASE AGREEMENT. In order to support its obligation to purchase Notes pursuant to any Special Mandatory Purchase obligation, the Company may from time to time, at its option, enter into a Standby Note Purchase Agreement with one or more banks or other credit providers. Any such Standby Note Purchase Agreement would provide that, subject to certain conditions specified therein, the credit provider would advance funds for payment of the purchase price for Notes subject to a Special Mandatory Purchase.

    LETTER OF CREDIT. The Company may from time to time, at its option, provide credit support for Notes in the form of a letter of credit from a bank or other financial institution. The coverage, amount and other terms of any such letter of credit would be specified in an applicable prospectus supplement or other offering document.

    FINANCIAL GUARANTY INSURANCE. The Company may from time to time, at its option, provide credit support for Notes in the form of a financial guaranty insurance policy which would guaranty payment of interest on and principal of the Notes. The coverage, amount and other terms of any such financial guaranty insurance policy would be specified in an applicable prospectus supplement or other offering document.

    LIMITED GUARANTY. The Company may from time to time, at its option, provide credit support for Notes in the form of a guaranty pursuant to which a guarantor agrees to provide the Company with sufficient funds to make timely interest and principal payments in the event the Company lacks sufficient resources to do so. The coverage, amount and other terms of any such guaranty would be specified in an applicable prospectus supplement or other offering document.

    RESERVE FUNDS. The Company may from time to time, at its option, provide credit support for Notes in a reserve fund established with the Trustee. The manner of funding any such reserve fund and the amounts required from time to time to be on deposit therein would be specified in an applicable prospectus supplement or other offering document.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary, which is based upon the advice of Palmer & Dodge LLP, special tax counsel to the Company, whose opinion is set forth herein, of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect (or, in the case of certain regulations, in proposed form), all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with purchasers who hold Notes as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risk or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. In addition, this discussion does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

    As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable regulations of the U.S. Department of the Treasury ("Treasury" or "Treasury Department")), (iii) an estate whose income is subject to United States Federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations and guidance, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be U.S. Holders. In general, any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business is also treated as a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

    The United States Federal income tax treatment of debt obligations such as the Notes is not certain. The proper treatment of the Notes will depend, in part, upon whether the Notes are treated as maturing on (i) the Stated Maturity or (ii) each Interest Rate Adjustment Date or SPURS Remarketing Date. Because the Notes are subject to mandatory tender at par on each Interest Rate Adjustment Date and SPURS Remarketing Date, the Company intends, for United States Federal income tax purposes, to treat the Notes as maturing and (in the case of Notes that are remarketed) as reissued on each Interest Rate Adjustment Date and SPURS Remarketing Date. By purchasing the Notes, a U.S. Holder agrees to follow such treatment for United States Federal income tax purposes. Except where indicated to the contrary, the following discussion assumes such treatment of the Notes for United States Federal income tax purposes.

    PAYMENTS OF INTEREST. Interest on the Notes during the period commencing on the date of initial issuance to, but excluding, July 15, 2001 (the "Initial Interest Rate Period") and during each subsequent period commencing on an Interest Rate Adjustment Date or a SPURS Remarketing Date and ending on the day before the next Interest Rate Adjustment Date or SPURS Remarketing Date (a "Subsequent Interest Rate Period ") of more than one year will constitute "qualified stated interest" and generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or received, in accordance with the U.S. Holder's regular method of tax accounting. If a Subsequent Interest Rate Period of one year or less is established for the Notes, however, interest on the Notes during that Subsequent Interest Rate Period may be treated as original issue discount. See "--SHORT-TERM OBLIGATIONS," below.

    ORIGINAL ISSUE DISCOUNT. The Notes will not be treated as issued with original issue discount (except as described below under "--SHORT-TERM OBLIGATIONS") if (i) their issue price (generally, the first price at which a substantial amount of such Notes has been sold or remarketed (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers)) is equal to their par value or (ii) the excess (if any) of their par value over their issue price is less than a statutory DE MINIMIS amount (generally 1/4 of 1% of the Notes' par value multiplied by the number of complete years from date the Notes are issued or treated as reissued to the date the Notes are treated as maturing). If the Notes are issued or treated as reissued at a discount equal to or greater than the statutory DE MINIMIS amount, however, the Notes will have original issue discount equal to the excess of their par value over their issue price. For United States Federal income tax purposes, the U.S. Holder will be required to include this original issue discount in income as ordinary interest as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of accounting. In general, the amount of original issue discount included in income by an initial U.S. Holder of Notes issued with original issue discount will be the sum of the daily portions of original issue discount with respect to such Notes for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Notes. The "daily portion" of original issue discount on any Notes is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of (x) the Notes' adjusted issue price at the beginning of such accrual period and (y) the yield of the Notes (appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of the Notes at the beginning of any accrual period is the sum of the issue price of the Notes plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Notes that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    A U.S. Holder who purchases a Note with original issue discount for an amount that is greater than the Note's adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Note for any taxable year (or portion thereof in which the U.S. Holder holds the Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

    SHORT-TERM OBLIGATIONS. Notes that are treated as maturing at the end of a Subsequent Interest Rate Period of one year or less will constitute "short-term obligations," and interest on such Notes during such Subsequent Interest Rate Period will be treated as original issue discount. In general, an individual or other cash method U.S. Holder is not required to include original issue discount on short-term obligations in income in advance of receipt, unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Note will be deferred until a corresponding amount of income is realized. U.S. holders who report income for United States Federal income tax purposes under the accrual method and certain other holders, including banks and dealers in securities, are required to accrue acquisition discount (generally the excess of (i) the Note's par value plus the interest on the Note which is treated as original issue discount over (ii) the holder's basis in the Note) on a straight-line basis or, if an election is made, under a constant yield method (based on daily compounding).

    MARKET DISCOUNT. In general, if a U.S. Holder purchases a Note, other than a Note treated as a short-term obligation, for an amount that is less than its par value or, in the case of a Note with original issue discount, for an amount that is less than its adjusted issue price as of the purchase date, the amount of the difference will be treated as "market discount," unless such difference is less than a specified DE MINIMIS amount (generally 1/4 of 1% of the Notes' par value multiplied by the number of complete years from the date of purchase to the date the Notes are treated as maturing). Under the market discount rules, a U.S. Holder will be required to treat any principal payment (or, in the case of a Note with original issue discount, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding. In addition, a U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or its earlier disposition in a taxable transaction. A U.S. Holder may elect to include market discount in income currently as it accrues on either a ratable or semiannual compounding basis, in which case the rules described above will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes

    PREMIUM. If a U.S. Holder purchases a Note for an amount that is greater than its par value, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year.

    DISPOSITION OF THE NOTES. Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in the Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Subject to the application of the market discount rules, such gain or loss will be capital if the Note is held as a capital asset.

    The Taxpayer Relief Act of 1997 (the "1997 Act") reduced the maximum rates on long-term capital gains recognized on capital assets held by individual taxpayers for more than eighteen months as of the date of disposition (and would further reduce the maximum rates on such gains in the year 2001 and thereafter for certain individual taxpayers who meet specified conditions). Under the Internal Revenue Service Restructuring and Reform Act of 1998 (the "1998 Act") capital assets held for more than one year (rather than eighteen months) are eligible for the reduced capital gain rates provided by the 1997 Act. The 1997 Act and the 1998 Act did not change the capital gain rates for corporations. Prospective investors should consult their own tax advisors concerning these tax law changes.

    ALTERNATIVE TREATMENT OF THE NOTES. There can be no assurance that the Internal Revenue Service ("IRS") will agree with the Company's treatment of the Notes. In particular, the IRS could seek to treat the Notes as maturing on the Stated Maturity. In the event the Notes are treated, for United States Federal income tax purposes, as maturing on the Stated Maturity, it is unclear whether the Notes will be treated as "variable rate debt instruments" ("VRDIs") or as "contingent payment debt instruments." If the Notes qualify as VRDIs, the tax treatment of the Notes may generally be similar to that described above for the Notes that are treated as maturing on each Interest Rate Adjustment Date or SPURS Remarketing Date.

    If the Notes do not qualify as VRDIs, the Notes may be classified as "contingent payment debt instruments." In such event, under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"), the Company would be required to construct a projected payment schedule for the Notes based upon the Company's current borrowing costs for comparable debt instruments of the Company, from which an estimated yield on the Notes would be calculated. A U.S. Holder would be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the Notes that would be deemed to accrue at this estimated yield under this projected payment schedule for each day during the U.S. Holder's taxable year on which the U.S. Holder holds the Notes. The amount of interest that would be deemed to accrue in any accrual period would equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the Notes' adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest would be determined by allocating to each day in the accrual period the ratable portion of the interest that would be deemed to accrue during the accrual period. In general, for these purposes, the Notes' adjusted issue price would equal the Notes' issue price increased by the interest previously accrued on the Notes, and reduced by the amount of any noncontingent payment and the projected amount of any contingent payment previously made on the Notes. To the extent that contingent payments actually made during a year differ from the projected amounts of those contingent payments, adjustments will be made on the Note which may reduce or increase the amount of interest the U.S. Holder would otherwise include in income. Nevertheless, as a result of the application of the Contingent Payment Regulations, it is possible that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.

    Under the Contingent Payment Regulations, upon the sale or exchange of a Note (including a sale pursuant to a mandatory tender on an Interest Rate Adjustment Date or SPURS Remarketing Date), a U.S. Holder would be required to recognize taxable income or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder's adjusted tax basis in the Note as of the date of disposition. A U.S. Holder's adjusted tax basis in the Note generally would equal such U.S. Holder's initial investment in the Note increased by any interest previously accrued on the Note, and decreased by the amount of any noncontingent payment and the projected amount of any contingent payment previously made on the Notes. Any such taxable income generally would be treated as ordinary income. Any such taxable loss generally would be treated as ordinary loss to the extent that the U.S. Holder's total interest inclusions on the Note exceeded the total net negative adjustments on the Note. Any remaining loss generally would be treated as short-term or long-term capital loss (depending upon the U.S. Holder's holding period for the Notes). All amounts includable in income by a U.S. Holder as ordinary income pursuant to the Contingent Payment Treasury Regulations would be treated as original issue discount.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal or interest (including original issue discount and accruals under the Treasury regulations applicable to contingent payment debt obligations, if any) on a Note, unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of the Company, is a controlled foreign corporation related to the Company through actual or constructive stock ownership or is a bank receiving interest described in
Section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the Beneficial Owner of the Notes under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the Beneficial Owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the Beneficial Owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent that the IRS Form W-8 or the substitute form has been provided by the Beneficial Owner to the organization or institution. In such case, however, the signed statement must be accompanied by a copy of the Form W-8 or substitute form provided by the Beneficial Owner.

    Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

    The Notes will not be includable in the estate of a non-U.S. Holder unless the individual owns, actually or constructively, 10% or more of the total combined voting power of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals and partnerships are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. Holder status (and certain other conditions are met). Certification of the registered owner's non-U.S. Holder status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

    Any amounts withheld under the backup withholding rules from a payment to a Beneficial Owner generally would be allowed as a refund or a credit against such Beneficial Owner's United States Federal income tax provided the required information is furnished to the IRS.

NEW WITHHOLDING REGULATIONS

    On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and clarify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                          CERTAIN ERISA CONSIDERATIONS

    The Employee Retirement Income Security Act of 1984, as amended ("ERISA"), the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each a "Plan") and (e) persons who have certain specified relationships to such Plans ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. v. Harris Trust and Sav. Bank, 114 S. Ct. 517 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

    The Company, the SPURS Agent and any Remarketing Agent, because of their activities or the activities of their respective affiliates, may be considered to be Parties-in-Interest or Disqualified Persons with respect to certain Plans. If the Notes are acquired by a Plan with respect to which the Company, the SPURS Agent or any Remarketing Agent is, or subsequently becomes, a Party-in-Interest or Disqualified Person, the purchase, holding or sale of Notes to the SPURS Agent could be deemed to be a direct or indirect violation of the Prohibited Transaction rules of ERISA and the Code unless such transaction were subject to one or more statutory or administrative exemptions such as Prohibited Transaction Class Exemption ("PTCE") 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks; PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and Parties-in-Interest or Disqualified Persons; PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties-in-Interest or Disqualified Persons; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager"; PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties-in-Interest or Disqualified Persons; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house assets manager." Even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions will not necessarily cover all acts that might be construed as prohibited transactions. Each Purchaser of the Notes will be deemed to have represented that it is not acquiring the Notes for or on behalf, or with the assets, of, and will not sell or otherwise transfer the Notes to, any such Plan, except to the extent such purchase, sale or transfer satisfies the conditions for exemption relief under one or more of the PTCEs described in the prior paragraph or is to a governmental plan (as defined in Section 3 of ERISA) that is not subject to Title I of ERISA or Section 4975 of the Code or to any similar law, rule or regulation.

    Accordingly, prior to making an investment in the Notes, a Plan should determine whether the Company, the SPURS Agent or any Remarketing Agent is a Party-in-Interest or Disqualified Person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above.

    Prior to making an investment in the Notes, Plans should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances. Moreover, each Plan fiduciary has the authority to make the investment on behalf of the Plan; whether the investment constitutes a direct or indirect transaction with a Party-in-Interest or a Disqualified Person; and whether under the general fiduciary standards of investment prudence and diversification an investment in the Notes is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Company on the one hand, and Citicorp Securities, Inc. and Morgan Stanley, & Co. Incorporated (the "Underwriters"), on the other hand, the Company has agreed to sell to the Underwriters, and each of the Underwriters has agreed to purchase from the Company, the principal amount of the Notes set forth opposite such Underwriter's name in the table below at a price equal to 99.65% of the principal amount hereof, plus accrued interest, if any, from July 31, 1998. The aggregate proceeds to the Company from the sale of the Notes to the Underwriters will be $51,065,000 plus accrued interest, if any, from July 31, 1998.

                                                                                            PRINCIPAL AMOUNT OF
UNDERWRITER                                                                                        NOTES
----------------------------------------------------------------------------------------  ------------------------
Citicorp Securities, Inc................................................................       $   25,000,000
Morgan Stanley & Co. Incorporated.......................................................           25,000,000
                                                                                                 ------------
                                                                                               $   50,000,000

    In the Purchase Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any Notes are purchased. The Underwriters have advised the Company that the Underwriters propose to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices relating to the prevailing market prices determined by the Underwriters at the time of each sale. The Underwriters may effect such transactions by selling Notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriters and any purchasers of Notes for whom they may act as agent. The Underwriters and any dealers that participate with the Underwriters in the distribution of the Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Notes by them may be deemed to be underwriting compensation.

    The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

    The Underwriters are permitted to engaged in certain transactions that maintain or otherwise affect the price of the Notes. Such transactions may include overallotment transactions and purchases to cover short positions created by the Underwriters in connection with the offering. If the Underwriters create a short position in the Notes in connection with the offering, i.e., if they sell Notes in an aggregate principal amount exceeding that set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Notes in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither the Company nor either Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor either Underwriter makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    In the ordinary course of business, each Underwriter and its affiliates have engaged and may in the future engage in investment banking transactions with the Company and certain of its affiliates. Citibank, N.A., an affiliate of Citicorp Securities, Inc., has been appointed as the Initial SPURS Agent for the Notes. See "DESCRIPTION OF THE NOTES--Mandatory Tender to the Initial SPURS Agent--Initial SPURS Agent."

    The Company has agreed to indemnify the Underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act, or to make contribution to certain payments in respect thereof.

             VALIDITY OF THE NOTES AND CERTAIN OTHER LEGAL MATTERS

    The validity of the Notes to which this Prospectus Supplement relates will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts and for the Underwriters by Ropes & Gray, Boston, Massachusetts. Palmer & Dodge LLP, Boston, Massachusetts will also advise the Company on certain federal income tax matters.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR INCORPORATED BY REFERENCE THEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
Offering Summary..........................................................   S-3
Recent Developments.......................................................   S-5
Application of Proceeds...................................................   S-5
Description of the Notes..................................................   S-5
Certain United States Federal Income
  Tax Considerations......................................................  S-31
Certain ERISA Considerations..............................................  S-36
Underwriting..............................................................  S-37
Validity of the Notes and Certain Other Legal Matters.....................  S-38

                                   PROSPECTUS
Available Information.....................................................     2
Documents Incorporated by Reference.......................................     2
The Company...............................................................     3
Ratio of Earnings to Fixed Changes........................................     3
Use of Proceeds...........................................................     3
Description of the Debt Securities........................................     4
Plan of Distribution......................................................    12
Legal Matters.............................................................    13
Experts...................................................................    13

                                  $50,000,000

                             TAMPA ELECTRIC COMPANY

                           REMARKETED NOTES DUE 2038

                         ------------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                           CITICORP SECURITIES, INC.
                           MORGAN STANLEY DEAN WITTER

                                 JULY 28, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------